For Immediate Release

Citigroup Inc. (NYSE: C) December 5, 2012

CITIGROUP ANNOUNCES REPOSITIONING ACTIONS

TO FURTHER REDUCE EXPENSES AND IMPROVE EFFICIENCY

FOURTH QUARTER 2012 PRE-TAX CHARGES TO TOTAL

APPROXIMATELY $1 BILLION

Approximately $900 Million of Expense Savings

Expected to Benefit 2013 Results

Projected Annual Expense Savings to Exceed $1.1 Billion Beginning in 2014

New York – Citigroup today announced a series of repositioning actions that will further reduce expenses and improve efficiency across the company while maintaining Citi’s unique capabilities to serve clients, especially in the emerging markets. These actions will result in increased business efficiency, streamlined operations and an optimized consumer footprint across geographies.

Michael Corbat, Citi’s Chief Executive Officer, said, “These actions are logical next steps in Citi's transformation. While we are committed to-- and our strategy continues to leverage-- our unparalleled global network and footprint, we have identified areas and products where our scale does not provide for meaningful returns. And we will further increase our operating efficiency by reducing excess capacity and expenses, whether they center on technology, real estate or simplifying our operations.”

Due to this repositioning, Citi expects to record pre-tax charges of approximately $1 billion in the fourth quarter of 2012 and approximately $100 million of related charges in the first half of 2013. Citi currently expects that the repositioning will generate $900 million of expense savings benefitting 2013 results and that the annual expense savings will exceed $1.1 billion annually beginning in 2014. Citi also expects the repositioning actions to have a negative impact on annual revenues of less than $300 million. These actions will result in a reduction of more than 11,000 positions.

Citi expects the repositioning activity to affect the following businesses and functions:

Institutional Clients Group (ICG): Approximately 25% of the announced fourth quarter repositioning charges are expected in Securities & Banking with another 10% in Transaction Services. The repositioning actions are expected to result in a reduction of approximately 1,900 positions, of which more than half are in the Operations & Technology functions that support the business. The actions are designed to streamline our client coverage model in Banking and improve overall productivity in our Markets business, especially in areas experiencing continued low profitability such as cash equities.

Global Consumer Banking (GCB): Approximately 35% of the fourth quarter repositioning charges are expected to be incurred in Global Consumer Banking, resulting in a reduction of approximately 6,200 positions, of which approximately 40% are in the Operations & Technology functions that support the business. As a result of the repositioning actions, Citi expects to either sell or significantly scale back consumer operations in Pakistan, Paraguay, Romania, Turkey and Uruguay.

Consistent with Citi’s strategy of focusing on the 150 cities that have the highest growth potential in consumer banking, Citi will optimize its branch footprint and further concentrate its presence in major metropolitan areas. The markets affected by the reductions include Brazil (14 branches), Hong Kong (7), Hungary (4), Korea (15), and the United States (44).

Citi will continue to invest in its franchises in these countries to serve its targeted consumer segments. After this repositioning, Citi will have more than 4,000 retail branches around the world and all of the aforementioned countries will continue to be served by our institutional businesses.

Citi Holdings: Citi Holdings is expected to eliminate approximately 350 positions and incur approximately 5% of the repositioning charges. Most of the repositioning charges are related to branch rationalization in Greece and Spain.

Corporate/Other: About 25% of the announced repositioning charges are expected to be incurred in Corporate/Other.

•	Operations & Technology: Citi’s Operations & Technology function is expected to achieve greater efficiency through increasing standardization and the use of automated processes; streamlining the organizational structure; and consolidating functions and moving certain positions to lower-cost locations. In addition, there will be a consolidation of certain locations in Citi’s real estate portfolio. In addition to the reductions in Operations & Technology positions that support the ICG and GCB businesses, these actions will result in the reduction of approximately 2,300 positions that support corporate services, real estate, and Citi Holdings.
•	Global Functions: Roughly 300 Global Functions positions will be eliminated as a result of efficiency savings.

"Citi has come a long way over the past several years. We have been consistently profitable; our capital strength is among the highest in the industry; and we have shed hundreds of billions in assets and businesses that are not core to our strategy. We will continue to seek ways to optimize the execution of our strategy to better serve our clients and deliver results for all of our stakeholders," concluded Mr. Corbat.

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Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Certain statements in this document and certain statements by Citi’s management made orally to analysts, investors, representatives of the media and others, including those regarding various planned repositioning actions, estimated repositioning charges, expected annual expense savings and the expected benefits to Citi’s operating efficiency, among others, are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed in or implied by these statements due to a variety of factors, including but not limited to the precautionary statements included in this document as well as Citi’s inability to fully complete the repositioning actions and realize the annual expense savings at all or in the anticipated timeframes referenced. More information about these and other factors is contained in Citi’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citi’s 2011 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this document. Any forward-looking statements made by or on behalf of Citi speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

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